HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	As furnished on August 10, 2017	Impact of revision	As furnished on August 14, 2017	As furnished on August 10, 2017	Impact of revision	As furnished on August 14, 2017
	Three months ended June 30,			Six months ended June 30,		
	2017		2017	2017		2017
Revenues	$ 8,883	$ -	$ 8,883	$ 16,484	$ -	$ 16,484
Cost of operations	7,206	-	7,206	13,115	-	13,115
Gross profit	1,677	-	1,677	3,369	-	3,369
Selling, general and administrative expenses	5,175	-	5,175	8,654	-	8,654
Transaction costs	1,459	(364)	1,095	2,141	(364)	1,777
Operating loss from continuing operations	(4,957)	364	(4,593)	(7,426)	364	(7,062)
Interest expense	693	-	693	1,461	-	1,461
Other income	-	-	-	-	-	-
Loss from continuing operations before taxes	(5,650)	364	(5,286)	(8,887)	364	(8,523)
Income tax expense	12	-	12	17	-	17
Loss from continuing operations	(5,662)	364	(5,298)	(8,904)	364	(8,540)
Discontinued operations:						
Gain (loss) from discontinued operations	21	-	21	134	-	134
Net loss	$ (5,641)	$ 364	$ (5,277)	$ (8,770)	$ 364	$ (8,406)
Reconciliation of GAAP results to Non-GAAP results						
Interest expense	$ 346	$ -	$ 346	$ 565	$ -	$ 565
Other debt related costs included in interest expense	347	-	347	896	-	896
Income tax expense	12	-	12	17	-	17
Depreciation and amortization	874	-	874	1,497	-	1,497
Share-based compensation expense	124	-	124	162	-	162
Severance costs	210	-	210	210	-	210
Stock payments in connection with debt amendments	-	-	-	-	-	-
Transaction costs	1,459	(364)	1,095	2,141	(364)	1,777
Transition costs	31	-	31	29	-	29
Lease settlements	31	-	31	49	-	49
Portamedic contingent liability	-	-	-	-	-	-
Write-off of SWK Warrant #2	-	-	-	-	-	-
Adjusted (Non-GAAP) EBITDA	$ (2,207)	$ -	$ (2,207)	$ (3,204)	$ -	$ (3,204)
Income (loss) per share						
Continuing operations:						
Basic	$ (0.27)		$ (0.25)	$ (0.55)		$ (0.53)
Diluted	(0.27)		(0.25)	(0.55)		(0.53)
Discontinued operations:						
Basic	0.00		0.00	0.01		0.01
Diluted	0.00		0.00	0.01		0.01
Net loss:						
Basic	(0.27)		(0.25)	(0.54)		(0.52)
Diluted	(0.27)		(0.25)	(0.54)		(0.52)
Weighted average number of shares:						
Basic and diluted	21,336,209		21,336,209	16,104,369		16,104,369

Hooper Holmes, Inc.

Consolidated Balance Sheets

(in thousands)

	As furnished on August 10, 2017 **June 30, 2017** (unaudited)	Impact of revision	As furnished on August 14, 2017 **June 30, 2017** (unaudited)
ASSETS			
Current assets:			
Cash and cash equivalents	$ 1,250	$ -	$ 1,250
Accounts receivable, net of allowance for doubtful accounts	7,133	-	7,133
Inventories	1,424	-	1,424
Other current assets	1,127	(130)	997
Total current assets	10,934	(130)	10,804
Property, plant and equipment, net	2,423	-	2,423
Intangible assets, net	10,995	-	10,995
Goodwill	6,813	364	7,177
Other assets	495	-	495
Total assets	31,660	234	31,894
LIABILITIES AND STOCKHOLDERS' DEFICIT			
Current liabilities:			
Accounts payable	8,928	(130)	8,798
Accrued expenses	4,772	-	4,772
Short-term debt	6,473	281	6,754
Other current liabilities	3,111	378	3,489
Total current liabilities	23,284	529	23,813
		-	
Long-term debt	7,831	-	7,831
Other long term liabilities	934	(659)	275
Commitments and contingencies			
Stockholders' deficit:			
Common stock	1,034	-	1,034
Additional paid-in capital	176,699	-	176,699
Accumulated deficit	(178,122)	364	(177,758)
Total stockholders' deficit	(389)	364	(25)
Total liabilities and stockholders' deficit	$ 31,660	$ 234	$ 31,894